Exhibit 99.1

Main Street Announces Fourth Quarter And Full Year 2014 Financial Results

Fourth Quarter 2014 Distributable Net Investment Income Per Share Increased to $0.61 Per Share

Full Year 2014 Distributable Net Investment Income Per Share Increased to $2.29 Per Share

Net Asset Value Per Share Increased 5% During 2014

HOUSTON, Feb. 26, 2015 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") announced today its financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Highlights

  Total investment income of $38.8 million, representing a 16% increase from the fourth quarter of 2013
  Distributable net investment income of $27.5 million (or $0.61 per share), representing a 16% increase from the fourth quarter of 2013 (1)
  Net investment income of $26.3 million (or $0.59 per share), representing a 15% increase from the fourth quarter of 2013
  Improved industry leading ratio of total operating expenses, excluding interest expense, as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio"), to 1.4% from 1.8% in the fourth quarter of 2013
  Net realized gains of $12.4 million (or $0.28 per share), resulting primarily from the full exit of two lower middle market ("LMM") portfolio equity investments
  Completed $85.1 million in total LMM portfolio investments, including investments totaling $67.0 million in five new LMM portfolio companies, which after aggregate repayments on debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $55.1 million in total LMM portfolio investments
  Net decrease of $0.4 million in middle market portfolio investments
  Net increase of $35.5 million in private loan portfolio investments

Full Year 2014 Highlights

  Total investment income of $140.8 million, representing a 21% increase from 2013
  Distributable net investment income of $99.8 million (or $2.29 per share), representing a 25% increase from 2013 (1)
  Net investment income of $95.5 million (or $2.20 per share), representing a 27% increase from 2013
  Net realized gains of $23.2 million (or $0.53 per share), resulting primarily from the full exit of four LMM portfolio equity investments
  Net asset value of $20.85 per share at December 31, 2014, representing an increase of $0.96 per share, or 5%, compared to $19.89 per share at December 31, 2013, or an increase of $1.51 per share, or 8%, after excluding the effect of the supplemental dividends paid in 2014 totaling $0.55 per share
  Completed $148.2 million in total LMM portfolio investments, including investments totaling $116.9 million in 10 new LMM portfolio companies, resulting in a diversified portfolio of 66 LMM companies at December 31, 2014
  Net increase in middle market portfolio investments of $87.0 million
  Net increase in private loan portfolio investments of $109.6 million
  Received investment grade rating of BBB from Standard & Poor's Ratings Services ("S&P")
  Completed a follow-on public equity offering at 156% of the then latest reported net asset value per share for approximately $139.6 million in total net proceeds
  Further diversified our capital structure by issuing $175.0 million of 4.50% Notes due 2019 (the "4.50% Notes")
  Amended our long-term revolving credit facility (the "Credit Facility") to increase the total commitments from $445.0 million to $572.5 million, decrease the interest rate subject to maintaining an investment grade rating, increase the diversified group of lenders to fifteen lenders and extend the final maturity by one year to September 2019.

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman, President and Chief Executive Officer, stated, "We are very pleased with our achievements in 2014, a year during which we significantly increased both our total investment income and distributable net investment income over the prior year and generated net realized gains of $23.2 million from the equity portion of our investment portfolio. This investment performance resulted in distributable net investment income which exceeded our regular monthly dividends paid during the year by 15%, with our fourth quarter performance resulting in our sixteenth consecutive quarter through December 31, 2014 of generating distributable net investment income in excess of our regular monthly dividends and maintained our track record of never having paid a distribution that represented a return of capital. We also paid out $0.55 per share in supplemental dividends in 2014, and were able to increase our net asset value by $0.96 per share, or 5%, from prior year-end. We believe that our 2014 performance shows the continued benefits of our differentiated investment strategy and operating structure."

"We were pleased with our strong investment originations for the year, which increased the size of our investment portfolio by over $250 million and further diversified our investment portfolio," added Mr. Foster. "We are also proud of the third party acknowledgment of our historical successes and the ongoing benefits of our investment strategy and operating structure through our BBB investment grade rating from S&P. Lastly, we also believe that we significantly enhanced our capital structure during 2014, which positioned us very well for continued growth and flexibility in future periods."

Fourth Quarter 2014 Operating Results

For the fourth quarter ended December 31, 2014, total investment income was $38.8 million, a 16% increase over the $33.4 million of total investment income for the corresponding period of 2013. This comparable period increase was principally attributable to (i) a $3.6 million increase in interest income primarily from higher average levels of portfolio debt investments and (ii) a $1.6 million increase in dividend income from investment portfolio equity investments. The $5.4 million increase in total investment income in the fourth quarter ended December 31, 2014 included (i) $0.7 million of unusual dividend income during the period and (ii) a $0.7 million net decrease in the amount of investment income related to accelerated prepayment and repricing activity for certain investment portfolio debt investments when compared to the same period in 2013.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $11.2 million in the fourth quarter of 2014 from $9.7 million for the corresponding period of 2013. This comparable period increase in operating expenses was principally attributable to (i) a $2.0 million increase in interest expense, primarily as a result of (a) the issuance of our 4.50% Notes in November 2014, and (b) a higher average outstanding balance on our Small Business Investment Company ("SBIC") debentures, and (ii) a $0.4 million increase in other general and administrative expenses, in each case when compared to the prior year. These operating expense increases were partially offset by $0.7 million of operating expenses charged to our external investment manager, a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties (the "External Investment Manager"), for services provided to the External Investment Manager. Share-based compensation expense of $1.2 million, related to non-cash amortization expense for restricted share grants, was recognized during the fourth quarter of 2014, representing a $0.3 million increase from the same period in 2013. For the fourth quarter ended December 31, 2014, our Operating Expense to Assets Ratio was 1.4% on an annualized basis, compared to 1.8% on an annualized basis for the fourth quarter ended December 31, 2013, and was 1.4% for the year ended December 31, 2014 compared to 1.7% for the year ended December 31, 2013 (with the year ended December 31, 2013 ratio excluding the effect of $1.3 million of non-recurring share-based compensation expense associated with the accelerated vesting of the unvested shares of restricted stock as part of the retirement of our former Executive Vice Chairman recognized in the third quarter of 2013).

Distributable net investment income, which is net investment income before non-cash, share-based compensation expense, increased 16% to $27.5 million, or $0.61 per share, compared with $23.7 million, or $0.60 per share, in the corresponding period of 2013. (1) The increase in distributable net investment income was primarily due to the higher level of total investment income, partially offset by higher operating expenses, due to the changes discussed above. Distributable net investment income on a per share basis for the fourth quarter of 2014 reflects (i) a decrease of approximately $0.02 per share from the comparable period in 2013 attributable to the net decrease in the comparable levels of accelerated prepayment and repricing activity for certain investment portfolio debt investments, (ii) approximately $0.02 per share related to unusual dividend income, which is consistent with the amount of unusual dividend income in the same period in 2013 and (iii) a greater number of average shares outstanding compared to the corresponding period in 2013 primarily due to the April 2014 follow-on equity offering.

Distributable net realized income, which is net realized income before non-cash, share-based compensation expense, was $39.9 million, or $0.89 per share, for the fourth quarter of 2014 compared with $33.6 million, or $0.84 per share, in the corresponding period of 2013. (1) The $6.4 million increase was due to the $3.8 million increase in total distributable net investment income as discussed above, and an increase in net realized gain from investments of $2.5 million to a total of $12.4 million in the fourth quarter of 2014. The $12.4 million net realized gain from investments during the fourth quarter of 2014 was primarily attributable to gains realized in conjunction with the full exit of two LMM portfolio companies.

The net increase in net assets resulting from operations during the fourth quarter of 2014 was $22.0 million, or $0.49 per share, compared with $21.2 million, or $0.53 per share, in the prior year. This $0.8 million increase from the comparable period in the prior year was primarily the result of a $6.0 million increase in net realized income due to the factors discussed above in explaining the variance in distributable net realized income, partially offset by (i) a $4.0 million net change in unrealized depreciation to $18.9 million of net unrealized depreciation in the fourth quarter of 2014, compared to $14.9 million of net unrealized depreciation for the fourth quarter of 2013 and (ii) a $1.2 million decrease in the income tax benefit from the comparable period in the prior year. The total net change in unrealized depreciation for the fourth quarter of 2014 of $18.9 million primarily included (i) $17.8 million of net unrealized depreciation from portfolio investments, (ii) $0.9 million of net unrealized depreciation on marketable securities and idle funds investments and (iii) $0.2 million of unrealized depreciation on the SBIC debentures held by our wholly-owned subsidiary Main Street Capital II, LP ("MSC II") which are accounted for on a fair value basis. The $17.8 million net change in unrealized appreciation (depreciation) from portfolio investments for the fourth quarter of 2014 was principally attributable to the net impact of (i) net unrealized appreciation totaling $7.0 million on LMM portfolio investments, including unrealized appreciation on 23 LMM portfolio investments and unrealized depreciation on 6 LMM portfolio investments and (ii) $7.0 million of net unrealized appreciation on the External Investment Manager, offset by (i) $14.2 million of net unrealized depreciation on middle market portfolio investments, (ii) accounting reversals of net unrealized appreciation from prior periods of $10.6 million related to portfolio investment exits and repayments, (iii) $3.9 million of net unrealized depreciation on other portfolio investments and (iv) $3.2 million of net unrealized depreciation on private loan portfolio investments. The income tax benefit for the fourth quarter of 2014 of $2.1 million principally consisted of a $3.4 million deferred tax benefit, which is primarily the result of deferred taxes on net unrealized depreciation on our portfolio investments held in our taxable subsidiaries, partially offset by other taxes of $1.3 million, which includes $0.9 million related to accruals for state and other taxes and a $0.4 million accrual for excise tax on our estimated spillover taxable income.

Liquidity and Capital Resources

As of December 31, 2014, we had $60.4 million in cash and cash equivalents, $9.1 million in marketable securities and idle funds investments and $354.5 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities. As of December 31, 2014, our net asset value totaled $940.0 million, or $20.85 per share.

Our Credit Facility contains $572.5 million in total commitments from a diversified group of fifteen participating lenders plus an accordion feature which allows us to increase the total commitments under the facility up to $650.0 million from new and existing lenders on the same terms and conditions as the existing commitments. Borrowings under the Credit Facility bear interest, subject to our election, on a per annum basis equal to the applicable LIBOR rate (0.16% as of December 31, 2014) plus 2.00% as long as we maintain an investment grade rating (or 2.25% if we do not maintain an investment grade rating). The Credit Facility is provided on a revolving basis through its final maturity date in September 2019, and also contains two, one-year extension options which could extend the final maturity by up to two years, subject to certain conditions, including lender approval. As of December 31, 2014, we had $218.0 million in outstanding borrowings under the Credit Facility, bearing interest at an annual interest rate of 2.16%.

In November 2014, we further diversified our capital structure and funding sources by completing the issuance of the 4.50% Notes. As of December 31, 2014, we had a total of $175.0 million of the 4.50% Notes outstanding. The 4.50% Notes mature on December 1, 2019, and may be redeemed in whole or in part at any time at our option subject to certain make whole provisions. The 4.50% Notes bear interest at a rate of 4.50% per year payable semi-annually on June 1 and December 1 of each year.

As of December 31, 2014, through our two wholly owned SBIC subsidiaries, we had $225.0 million of outstanding SBIC debentures guaranteed by the U.S. Small Business Administration, which bear a weighted average annual fixed interest rate of approximately 4.2%, paid semi-annually, and mature ten years from original issuance. The first maturity related to our SBIC debentures does not occur until 2017, and the remaining weighted average duration is approximately 6.6 years as of December 31, 2014.

As of December 31, 2014, we had a total of $90.8 million of 6.125% notes (the "6.125% Notes") outstanding. The 6.125% Notes mature on April 1, 2023, and may be redeemed in whole or in part at any time or from time to time at our option on or after April 1, 2018. The 6.125% Notes bear interest at a rate of 6.125% per year, payable quarterly on January 1, April 1, July 1 and October 1 of each year. The 6.125% Notes are listed on the New York Stock Exchange and trade under the symbol "MSCA."

Lower Middle Market Portfolio Information (all as of December 31, 2014) (2)

We had debt and equity investments in 66 LMM companies collectively totaling approximately $733.2 million in fair value with a total cost basis of approximately $599.4 million. Approximately 72% of our LMM portfolio investments at cost were in the form of secured debt investments, and approximately 90% of these debt investments at cost were secured by first priority liens on the assets of the portfolio companies. The weighted average annual effective yield on our LMM portfolio debt investments was 13.2%. (3)

We had equity ownership in 95% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 35%. The fair value of our LMM portfolio company equity investments was approximately 193% of the cost of such equity investments.

Based on information provided by our LMM portfolio companies, which we have not independently verified, the portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 1.9 to 1.0 and a median total EBITDA to senior interest expense ratio of 3.5 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 2.0 to 1.0 and 3.5 to 1.0, respectively.

Based upon our internal investment rating system, with a rating of "1" being the highest and a rating of "5" being the lowest, and with all new investments initially rated a "3", the weighted average investment rating for our total LMM investment portfolio was 2.2 as of December 31, 2014 and 2013.

Middle Market Portfolio Information (all as of December 31, 2014) (4)

We had middle market portfolio investments in 86 companies collectively totaling approximately $542.7 million in fair value with a total cost basis of approximately $561.8 million. Middle market portfolio investments primarily include investments made through direct or secondary purchases of interest-bearing debt securities in companies that are generally larger in size than our LMM portfolio companies. The weighted average annual EBITDA for the 86 middle market portfolio companies was approximately $77.2 million. Our middle market portfolio investments were primarily in the form of debt investments, and approximately 85% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our middle market portfolio debt investments was approximately 7.8%. (3)

Private Loan Portfolio Information (all as of December 31, 2014) (5)

Private loan portfolio investments primarily consist of investments in interest-bearing debt securities in companies that are consistent with the size of companies in our LMM portfolio or our middle market portfolio, but are investments which have been originated through strategic relationships with other investment funds on a collaborative basis.

We had private loan portfolio investments in 31 companies collectively totaling approximately $213.0 million in fair value with a total cost basis of approximately $224.0 million. The weighted average annual EBITDA for the 31 private loan portfolio companies was approximately $18.1 million. Approximately 96% of our private loan portfolio investments were in the form of debt investments, and approximately 88% of such debt investments at cost were secured by first priority liens on portfolio company assets. The weighted average annual effective yield on our private loan portfolio debt investments was approximately 10.1%. (3)

External Investment Manager

Beginning on January 1, 2014, the External Investment Manager began accruing management fees from its investment sub-advisory relationship with HMS Income Fund, Inc. ("HMS Income"). During the fourth quarter of 2014, the External Investment Manager generated $1.1 million of fee income from this relationship and HMS Income ended the fourth quarter of 2014 with over $500 million of total assets. The relationship with HMS Income benefited us in the fourth quarter of 2014 through a $0.7 million reduction of our operating expenses for expenses we charged to the External Investment Manager for services we provided to the External Investment Manager and $0.3 million of dividend income from the External Investment Manager. We expect the management fees earned by the External Investment Manager from the HMS Income relationship, and our related benefits, will continue to increase in 2015 as HMS Income continues its fund raising and portfolio investment activities.

Portfolio Quality

As of December 31, 2014, we had five investments on non-accrual status which comprised approximately 1.7% of the total investment portfolio at fair value and 4.7% of the total investment portfolio at cost. Our total portfolio investments at fair value were approximately 108% of the related cost basis as of December 31, 2014.

Fourth Quarter and Full Year 2014 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, February 27, 2015 at 10:00 a.m. Eastern Time to discuss the fourth quarter and full year 2014 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, March 6, 2015 and may be accessed by dialing 201-612-7415 and using the passcode 13599526#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Fourth Quarter 2014 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income, distributable net realized income, and related per share measures is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement for net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is detailed in the financial tables included with this press release.

(2) All LMM portfolio information is calculated exclusive of Main Street's middle market portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. LMM portfolio company financial information has not been independently verified by Main Street.

(3) Weighted average annual effective yield includes amortization of deferred debt origination fees and accretion of original issue discount, but excludes any liquidation fees payable upon repayment and any debt investments on non-accrual status.

(4) All middle market portfolio information is calculated exclusive of Main Street's LMM portfolio investments, private loan portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Middle market portfolio company financial information has not been independently verified by Main Street.

(5) All private loan portfolio information is calculated exclusive of Main Street's LMM portfolio investments, middle market portfolio investments, other portfolio investments, investment in the External Investment Manager and marketable securities and idle funds investments. Private loan portfolio company financial information has not been independently verified by Main Street.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are in middle market businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "MAIN." In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol "MSCA."

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information, including, without limitation, the amount of fees which may be earned by the External Investment Manager from HMS Income and the related benefits for Main Street, involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 10,574	$ 10,959	$ 40,122	$ 34,502
Affiliate investments	7,739	6,059	26,151	23,573
Non-Control/Non-Affiliate investments	20,177	16,109	73,666	57,083
Interest, fee and dividend income	38,490	33,127	139,939	115,158
Interest, fee and dividend income from marketable
securities and idle funds	267	266	824	1,339
Total investment income	38,757	33,393	140,763	116,497
EXPENSES:
Interest	(6,876)	(4,892)	(23,589)	(20,238)
Compensation	(3,222)	(3,411)	(12,337)	(8,560)
General and administrative	(1,854)	(1,406)	(7,134)	(4,877)
Share-based compensation	(1,181)	(853)	(4,215)	(4,210)
Expenses charged to the External Investment Manager	705	-	2,048	-
Expenses reimbursed to Internal Investment Manager	-	-	-	(3,189)
Total expenses	(12,428)	(10,562)	(45,227)	(41,074)
NET INVESTMENT INCOME	26,329	22,831	95,536	75,423

NET REALIZED GAIN (LOSS):
Control investments	(10)	11,303	(10)	8,669
Affiliate investments	3,860	201	12,019	981
Non-Control/Non-Affiliate investments	8,623	(1,681)	11,257	(2,705)
Marketable securities and idle funds investments	(57)	47	(60)	332
SBIC debentures	-	-	-	(4,775)
Total net realized gain (loss)	12,416	9,870	23,206	2,502
NET REALIZED INCOME	38,745	32,701	118,742	77,925

NET CHANGE IN UNREALIZED
APPRECIATION (DEPRECIATION):
Portfolio investments	(17,843)	(14,735)	(824)	16,155
Marketable securities and idle funds investments	(873)	(352)	48	(1,652)
SBIC debentures	(152)	209	(10,931)	4,392
Total net change in unrealized appreciation (depreciation)	(18,868)	(14,878)	(11,707)	18,895

INCOME TAXES:
Federal and state income, excise and other taxes	(1,255)	(1,826)	(3,013)	(3,556)
Deferred taxes	3,369	5,170	(3,274)	3,591
Income tax benefit (provision)	2,114	3,344	(6,287)	35

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 21,991	$ 21,167	$ 100,748	$ 96,855

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.59	$ 0.57	$ 2.20	$ 2.06
NET REALIZED INCOME PER SHARE -
BASIC AND DILUTED	$ 0.86	$ 0.82	$ 2.73	$ 2.13

NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 0.49	$ 0.53	$ 2.31	$ 2.65

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.510	$ 0.480	$ 1.995	$ 1.860
Supplemental dividends	0.275	0.250	0.550	0.800
Total dividends	$ 0.785	$ 0.730	$ 2.545	$ 2.660

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	44,992,123	39,762,050	43,522,397	36,617,850

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(in thousands, except shares and per share amounts)

	December 31, 2014	December 31, 2013

ASSETS

Portfolio investments at fair value:
Control investments	$ 469,846	$ 356,973
Affiliate investments	278,675	268,113
Non-Control/Non-Affiliate investments	814,809	661,102
Total portfolio investments	1,563,330	1,286,188
Marketable securities and idle funds investments	9,067	13,301

Total investments	1,572,397	1,299,489

Cash and cash equivalents	60,432	34,701
Interest receivable and other assets	23,273	16,054
Receivable for securities sold	23,133	-
Deferred financing costs, net	14,550	9,931

Total assets	$ 1,693,785	$ 1,360,175

LIABILITIES

Credit facility	$ 218,000	$ 237,000
SBIC debentures	222,781	187,050
4.50% Notes	175,000	-
6.125% Notes	90,823	90,882
Payable for securities purchased	14,773	27,088
Deferred tax liability, net	9,214	5,940
Dividend payable	7,663	6,577
Accounts payable and other liabilities	10,701	10,549
Interest payable	4,848	2,556

Total liabilities	753,803	567,642

NET ASSETS

Common stock	451	398
Additional paid-in capital	853,606	694,981
Accumulated net investment income, net of cumulative dividends	23,665	22,778
Accumulated net realized gain from investments, net of cumulative dividends	(20,456)	(26,334)
Net unrealized appreciation, net of income taxes	82,716	100,710

Total net assets	939,982	792,533

Total liabilities and net assets	$ 1,693,785	$ 1,360,175

NET ASSET VALUE PER SHARE	$ 20.85	$ 19.89

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income and Distributable Net Realized Income
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net investment income	$ 26,329	$ 22,831	$ 95,536	$ 75,423
Share-based compensation expense	1,181	853	4,215	4,210
Distributable net investment income (1)	27,510	23,684	99,751	79,633
Net realized gain / (loss) from investments	12,416	9,870	23,206	7,277
Distributable net realized income (1) (2)	$ 39,926	$ 33,554	$ 122,957	$ 86,910

Per share amounts:
Distributable net investment income per share -
Basic and diluted (1)	$ 0.61	$ 0.60	$ 2.29	$ 2.17
Distributable net realized income per share -
Basic and diluted (1) (2)	$ 0.89	$ 0.84	$ 2.83	$ 2.37

(1)

Distributable net investment income and distributable net realized income are net investment income and net realized income, respectively, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature.  Main Street believes presenting distributable net investment income and distributable net realized income, and related per share amounts, is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash.  However, distributable net investment income and distributable net realized income are non-U.S. GAAP measures and should not be considered as a replacement to net investment income, net realized income, and other earnings measures presented in accordance with U.S. GAAP.  Instead, distributable net investment income and distributable net realized income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance.  A reconciliation of net investment income and net realized income in accordance with U.S. GAAP to distributable net investment income and distributable net realized income is presented in the table above.

(2)

Excludes the realized loss recognized in the third quarter of 2013 on the repayment of SBIC debentures issued to MSC II which have been accounted for on the fair value method of accounting under ASC 825, Financial Instruments.